As filed with the Securities and Exchange Commission on August 6, 2021

No. 333-212743

No. 333-219761

No. 333-222359

No. 333-227200

No. 333-233527

No. 333-245049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212743

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219761

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222359

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227200

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233527

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-245049

UNDER

THE SECURITIES ACT OF 1933

Talend S.A.

(Exact name of registrant as specified in its charter)

France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification Number)

5-7, rue Salomon de Rothschild

Suresnes, France

+33 (0)1 46 25 06 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

STOCK OPTION PLANS - 2020, 2017, 2016, 2015, 2014, 2013, 2012, 2011 AND 2010

BSPCE

BSA

2016, 2017, 2018, 2019 AND 2020 FREE SHARE PLANS

TALEND S.A. 2017 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Talend, Inc.

800 Bridge Parkway

Redwood City, CA 94065

(650) 539-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Talend S.A., a société anonyme organized under the laws of France (“Talend”), on Form S-8 (collectively, the “Registration Statements”), and are being filed solely to deregister all securities of Talend that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements.

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Registration No.  333-212743, filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 29, 2016, covering an aggregate of (i) 2,865,948 ordinary shares of Talend, €0.08 nominal value per share, (each an “Ordinary Share”) issuable under the Stock Option Plans—2016, 2015, 2014, 2013, 2012, 2011 and 2010, (ii) an aggregate of 582,372 Ordinary Shares issuable under BSPCE (as defined in the Registration Statement), (iii) an aggregate of 37,500 Ordinary Shares issuable under BSA (as defined in the Registration Statement) and (iv) an aggregate of 1,604,959 Ordinary Shares issuable under the 2016 Stock Option Plan, BSPCE and/or BSA.

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Registration No.  333-219761, filed with the Commission on August 7, 2017, covering (i) an aggregate of 548,831 Ordinary Shares issuable under the 2016 Free Share Plan and (ii) an aggregate of 2,000,000 Ordinary Shares issuable under 2017 Stock Option Plan, BSPCE, BSA and/or 2017 Free Share Plan.

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Registration No.  333-222359, filed with the Commission on December 29, 2017, as amended, covering an aggregate of 571,000 Ordinary Shares issuable under the Talend S.A. 2017 Employee Stock Purchase Plan.

•

Registration No.  333-227200, filed with the Commission on September 5, 2018, as amended, covering (i) an aggregate of 2,000,000 Ordinary Shares issuable under BSPCE, BSA and the Talend S.A. 2018 Free Share Plan and (ii) an aggregate of 571,000 Ordinary Shares issuable under the Talend S.A. 2017 Employee Stock Purchase Plan.

•	Registration No. 333-233527, filed with the Commission on August 29, 2019, covering an aggregate of 2,000,000 Ordinary Shares issuable under the Talend S.A. 2019 Free Share Plan.

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Registration No.  333-245049, filed with the Commission on August 12, 2020, covering an aggregate of 2,300,000 Ordinary Shares issuable under the Talend S.A. 2020 Free Share Plan, Talend S.A. 2020 Stock Option Plan and/or BSA.

On July 29, 2021, pursuant to that certain Memorandum of Understanding, dated March 10, 2021 (the “MoU”), by and between Tahoe Bidco (Cayman), LLC (“Parent”) and Talend, Talend notified the NASDAQ Global Select Market (“NASDAQ”) that Tahoe Bidco B.V. (“Purchaser”), on behalf of Parent, had accepted for payment all Ordinary Shares, including American Depositary Shares representing Ordinary Shares (the “ADSs”) validly tendered and not validly withdrawn pursuant to the tender offer contemplated by the MoU. As a result of the tendered securities satisfying the Minimum Condition (as defined in the MoU), Talend notified NASDAQ that the deposit agreement governing the ADSs would be terminated as of July 30, 2021, and requested that trading in the ADSs be suspended and that the ADSs be withdrawn from listing on NASDAQ. On July 29, 2021, NASDAQ filed with the Commission a notification of removal from listing on Form 25 to report that the ADSs will no longer be listed on NASDAQ. ADSs ceased trading on NASDAQ effective prior to the opening of NASDAQ on July 30, 2021. Talend intends to file with the Commission a certification and notice of termination on Form 15 to terminate the registration of the ADSs and Ordinary Shares under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and suspend Talend’s reporting obligations under Section 13 and Section 15(d) of the Exchange Act.

As a result of the foregoing transactions, Talend has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by Talend in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered that remain unsold at the termination of the offering, Talend, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this sixth day of August, 2021.*

TALEND S.A.

By:	/s/ Adam Meister
Name: Adam Meister
Title: Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments

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